Exhibit 99.1

Recent Developments

On April 17, 2019 we made a strategic minority investment in Fashionphile Group, LLC (“Fashionphile”), a leading e-commerce company focused on pre-owned ultra-luxury handbags and accessories. We believe that this strategic partnership with Fashionphile will allow us to expand into the pre-owned luxury secondary market and provide our existing customers with a broader range of services and offerings. Fashionphile will not be a guarantor of the New Third Lien Notes.

For the third fiscal quarter ended April 27, 2019, we expect to report a decline in comparable revenues on a U.S. basis of (1.3)% to (1.9)% from the third quarter of fiscal year 2018.  We expect to report Adjusted EBITDA on a U.S. basis for the third quarter of fiscal year 2019 of approximately $119 million to $129 million compared to $143.1 million for the third quarter of fiscal year 2018.  These are preliminary estimates, which are based on the most current information available to management as of the date hereof, and such estimates are subject to the completion of our quarter-end financial closing procedures.

As previously disclosed, in fiscal year 2019 we have been and remain focused on investing in initiatives designed to drive our multi-year transformation plan.  We believe that a number of additional factors also contributed to these expected results, including the impact of publicity surrounding negotiations related to the transactions in connection with the Exchange Offers.

In addition, a parent entity of MyTheresa has commenced a process to explore and evaluate strategic alternatives with respect to MyTheresa.  No decision has been made to pursue any specific transaction or other strategic alternative, and there can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction.

For the nine months ended March 31, 2019, sales and Operative EBITDA related to the MyTheresa operations were approximately €272.046 million and €15.287 million, respectively (approximately $311.5 million and $17.4 million, respectively, converted from Euros to U.S. Dollars by multiplying (i) the monthly sales and Operative EBITDA of each month of July 2018 through March 31, 2019 by (ii) the average monthly Euro to U.S. Dollar foreign exchange rate for the applicable month).